Exhibit 10.1

FORM OF

AMENDMENT TO THE

RESTRICTED STOCK UNIT AGREEMENTS

UNDER THE

FORTUNE BRANDS, INC. 2007

LONG-TERM INCENTIVE PLAN

WHEREAS, Fortune Brands, Inc. (“Fortune”) maintains the Fortune Brands, Inc. 2007 Long-Term Incentive Plan (the “Plan”); and

WHEREAS, Fortune granted Restricted Stock Unit (RSU) awards (the “Awards”) under the Plan to select employees, effective as of February 25, 2008; and

WHEREAS, Fortune now deems it advisable to amend the Awards to remove certain performance requirements and to defer the vesting of such awards until such time as Fortune can deduct the cost of the Awards on its federal income taxes; and

WHEREAS, the agreements evidencing the Awards (“Agreements”) provide that they may be amended by written agreement between Fortune and the recipients;

NOW, THEREFORE, as permitted under Section 17 of the Agreements, the Agreements are amended as follows, effective July 27, 2009:

1. Section 4(a) of the Agreement is amended to read as follows:

“(a) The Award will become fully vested on January 31, 2011 (or the first day thereafter on which the New York Stock Exchange is open for business), if the Executive remains employed by the Company or one of its subsidiaries through December 31, 2010, subject to paragraphs (b) and (c) and Sections 5 and 6 below.”

2. The first sentence of Section 6 of the Agreement is amended to read as follows:

“The Company will distribute the vested Restricted Stock Units to the Executive in shares of Common Stock as of the first business date as of which the New York Stock Exchange is open for business following the occurrence of both of the following:

(a)	the applicable vesting date under Section 4 above, as applicable, and

(b)	January 31 (or the first day thereafter on which the New York Stock Exchange is open for business) of the calendar year immediately following the calendar year in which the Company determines that the cost of the Restricted Stock Units is tax deductible as a business expense under a reasonable interpretation of Federal tax laws and regulations.”

3. Section 8 of the Agreement is amended to read as follows:

“The Executive shall not have any rights of a stockholder as a result of receiving an Award under this Agreement until such shares of Common Stock have been distributed to the Executive and recorded on the Company’s official stockholder records as having been issued or transferred.”

4. Section 11 of the Agreement is amended to read as follows:

“The Executive shall earn dividend equivalents on all Restricted Stock Units awarded under this Agreement, equal to the cash dividends that would have been paid on the shares of Common Stock covered by each such Restricted Stock Unit had such covered share been issued and outstanding on any cash dividend record date both during and after the vesting period but prior to the date that such shares are distributed. The dividend equivalents shall be paid to the Executive as of the date that the shares subject to the Restricted Stock Units are distributed. Dividend equivalents shall be subject to any rules and procedures as established by the Committee under the Plan.”

5. The second and third paragraphs of Appendix A are deleted and the following is added as the new second paragraph of Appendix A:

“Accelerated payment for the 2009 performance period will be earned if the Company’s EPS for 2009 is at least the target EPS amount established for 2009 under the Annual Executive Incentive Plan (subject to adjustment in the same manner as EPS is adjusted under the Annual Executive Incentive Plan). This target EPS amount will be set by the Compensation and Stock Option Committee within the first 90 days of 2009.”

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

FORTUNE BRANDS, INC.

By:

EXECUTIVE	Its:

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